UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WALGREEN CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ No fee required.
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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

200 Wilmot Road

Deerfield, Illinois 60015

November 26, 2002

Dear Walgreens Shareholder:

      You are cordially invited to our Annual Shareholders’ Meeting on Wednesday, January 8, 2003, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. Five dollar parking passes will be available at the registration desk.

      We hope you will join us to review our 28th consecutive year of record results—and first billion-dollar earnings year—and to meet Jeff Rein, our newly named president and chief operating officer. Jeff also has been nominated for our Board of Directors; please see page 3 of this proxy for his photo and a brief biography.

      The top management moves announced in October are part of our long-term succession planning. Jeff will bring to his new position 20 years of Walgreen experience in pharmacy, store operations, investor relations, finance, store systems and marketing. His seasoned leadership will be critical as we continue our aggressive expansion plans. During 2003, we will open approximately 450 stores, add 14,000 new jobs and invest $1 billion in new stores, distribution centers and technology improvements.

      To hear more of the Walgreen story, please join us January 8. As usual, we will offer a sign language interpreter. If you would like to use this service, please ask one of our ushers to direct you to a special area. And if you’re unable to attend the meeting in person, both video and audio from the meeting will be available on walgreens.com as of January 20.

      We look forward to seeing you at our meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card.

      Thank you for the loyalty you show Walgreens, both as a shareholder and—we hope!—a customer. Our best wishes for a happy holiday season.

Sincerely,

L. DANIEL JORNDT
Chairman

DAVID W. BERNAUER

CEO and President

200 Wilmot Road

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 8, 2003

TO THE SHAREHOLDERS OF WALGREEN CO.:

      The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 8, 2003, at 2:00 p.m. Central Standard Time. The Annual Meeting is for the following purposes:

(1)	To elect ten directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To consider a proposal to amend the Walgreen Co. 1982 Employees Stock Purchase Plan;

(3)	To consider a shareholder proposal requesting that the Board of Directors redeem the Company’s shareholder rights agreement; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on November 18, 2002, are entitled to vote at the meeting.

      Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket attached to the enclosed proxy and at least one form of photo identification. You may vote your shares by telephone, via the internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the internet, you should not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. The proxy may be revoked at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary or by submitting another timely proxy by telephone, internet or mail. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

      For further information concerning individuals nominated as directors, the proposal to amend the Walgreen Co. 1982 Employees Stock Purchase Plan, the shareholder proposal and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

      The Company’s Annual Report to shareholders for fiscal year 2002 is enclosed with this proxy statement.

By order of the Board of Directors.

JULIAN A. OETTINGER
Secretary

November 26, 2002

200 Wilmot Road

Deerfield, Illinois 60015

November 26, 2002

PROXY STATEMENT

       This proxy statement is being sent beginning November 26, 2002 in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 8, 2003, and further, to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

      The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, internet or mail. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Only shareholders of record at the close of business on November 18, 2002, are entitled to notice of, and to vote at, the meeting. Your vote is confidential and will not be disclosed to the Company unless required by law or requested by you. A majority of outstanding shares entitled to vote on a matter as of November 18, 2002, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists.

      The expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made in some cases by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company’s proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing. The Company has retained D.F. King to assist in solicitation of proxies for a fee not to exceed $25,000, plus reasonable expenses.

Election of Directors

      There are ten nominees for election to the Board of Directors. L. Daniel Jorndt is retiring from the Board of Directors and is not standing for re-election. Jeffrey A. Rein is being nominated for election to the Board of Directors for the first time this year.

      In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the ten nominees. Alternatively, shareholders may cumulate their votes and give ten votes to one nominee for each share owned, or they may distribute their votes on the same principal among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. Broker non-votes will not affect the outcome of the vote. As of the close of business on November 18, 2002, the Company had 1,024,908,276 shares of common stock outstanding.

      Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person as they shall designate.

      The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

David W. Bernauer, 58—Chief Executive Officer (since January 2002) and Chief Operating Officer and President (since January 1999). Mr. Bernauer was Senior Vice President from July 1996 to January 1999 and Chief Information Officer from February 1995 to January 1999. Effective January 8, 2003, Mr. Bernauer will become Chairman of the Board and will remain Chief Executive Officer.	1999
William C. Foote, 51—Chairman of the Board, Chief Executive Officer and President of USG Corporation. Mr. Foote is also a director of USG Corporation and GATX Corporation. In June 2001, USG Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.	1997
James J. Howard, 67—Chairman Emeritus of Xcel Energy Inc. Mr. Howard is also a director of Honeywell Inc. and Ecolab, Inc.	1986
Alan G. McNally, 57—Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. (since April 1995) and Bankmont Financial Corporation (since April 1998). Mr. McNally was Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002, and Bankmont Financial Corporation from April 1998 to September 2002, and Vice Chair of Bank of Montreal from 1990 to September 2002.	1999
Cordell Reed, 64—Former Senior Vice President of Commonwealth Edison Co. Mr. Reed is also a director of LaSalle Bank N.A., Underwriters Laboratories Inc. and Washington Group International, Inc.	1994

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

Jeffrey A. Rein, 50—Executive Vice President of Marketing (since February 2001). Mr. Rein was Vice President from July 1999 to February 2001 and Treasurer from March 1996 to January 2000. Effective January 8, 2003, Mr. Rein will become President and Chief Operating Officer.
David Y. Schwartz, 61—Independent business advisor and consultant. Former Partner at Arthur Andersen LLP. Mr. Schwartz is also a director of Foot Locker, Inc. and TruServe Corporation.	2000
John B. Schwemm, 68—Former Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company. Mr. Schwemm is also a director of USG Corporation and William Blair Mutual Funds, Inc.	1985
Marilou M. von Ferstel, 64—Former Executive Vice President and General Manager of Ogilvy Adams & Rinehart.	1987
Charles R. Walgreen III, 67—Chairman Emeritus of Walgreen Co. (since July 1999). Chairman of the Board (until July 1999) and Chief Executive Officer (until January 1998).	1963

Information Concerning the Board of Directors and its Committees

      The Board of Directors met four times and there were fourteen meetings of Board Committees during the 2002 fiscal year. Each director attended all of the meetings of the Board of Directors and the Board Committees on which he or she served.

Compensation of Directors

      Full-time employees of the Company who serve as Directors receive only reimbursement of expenses incurred in attending meetings. During fiscal year 2002, Directors who were not employees received a quarterly retainer of $6,375 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended, and reimbursement for expenses incurred in connection with such meetings.

      Messrs. Howard and Schwemm and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a Director to defer a portion of his or her retainer fees. During fiscal 2002, payments were made to Directors under such plans as follows: Mr. Howard, $54,788 and Mr. Schwemm, $40,829.

      Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan pursuant to which each Nonemployee Director of the Company receives an annual equity grant, the amount of which is subject to adjustment on an annual basis. In fiscal 2002, each Nonemployee Director received a grant of 2,000 shares. The Plan was amended on July 10, 2002 to provide that, effective November 1, 2002, each Nonemployee Director will receive an equity grant of shares each fiscal year, the number of which shall be determined by dividing $80,000 by the price of a share of common stock on November 1 of the relevant fiscal year. During the term of the Plan, each Nonemployee Director will also receive fifty percent of his or her quarterly retainer in the form of shares, which may be deferred into stock units. In addition, a Nonemployee Director may elect to receive all or a portion of the cash component of his or her quarterly retainer and meeting fees in the form of deferred stock units or to have such amounts placed in a deferred cash compensation account. This Plan is a replacement for certain compensation arrangements for Nonemployee Directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. That Plan will continue to apply in the future only with respect to compensation earned by Nonemployee Directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, the annual benefits payable to a Nonemployee Director for the shorter of (i) the number of years the Director served as a non-employee member of the Board, or (ii) ten years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the Director’s final annual retainer for each year of service as a Nonemployee Director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the Nonemployee Director on the date of his or her retirement from the Board of Directors.

Committees

      The Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees during fiscal 2002, each of which is described below.

      The Audit Committee met five times during the fiscal year. The Committee is composed of John B. Schwemm, Chairman; William C. Foote; David Y. Schwartz and Marilou M. von Ferstel. Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange, on which the Company’s common stock is listed. The Committee’s responsibilities, which are set forth in a written charter adopted by the Board of Directors, include evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of the Company and review of the scope and results of the annual audits conducted by the independent auditor.

      The Compensation Committee met four times during the fiscal year. The Committee is composed of Cordell Reed, Chairman; James J. Howard and John B. Schwemm. The Committee reviews and makes recommendations to the Board of Directors regarding the various elements of executive and director compensation. The Committee also has authority over the overall compensation policies and practices of the

Company, including employee benefit plans and programs. The Committee also maintains authority and responsibility for the administration of various executive and director compensation programs, including the Company’s Executive Stock Option Plan, Restricted Performance Share Plan, Nonemployee Director Stock Plan and certain executive deferred compensation plans.

      The Finance Committee met four times during the fiscal year. The Committee is composed of David Y. Schwartz, Chairman; David W. Bernauer; L. Daniel Jorndt; Alan G. McNally; Cordell Reed and Charles R. Walgreen III. The Finance Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

      The Nominating and Governance Committee met one time during the fiscal year. The Committee is composed of William C. Foote, Chairman; James J. Howard; Alan G. McNally; John B. Schwemm and Marilou M. von Ferstel. The Nominating and Governance Committee considers matters related to corporate governance, develops general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board of Directors. The Nominating and Governance Committee will consider persons recommended by shareholders for inclusion as nominees for election to the Board of Directors if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company and the submission otherwise complies with the Company’s By-Laws.

Securities Ownership of Directors and Executive Officers

      The following tabulation sets forth information as of November 18, 2002 concerning the ownership of common stock by each Director, each of the executive officers named in the Summary Compensation Table included in this proxy statement, and all Directors and executive officers as a group. Except as otherwise noted, the individual named possessed sole voting and investment power over such shares.

	Amount of Shares		Percent of
Name of Individual	Beneficially Owned		Class

L. Daniel Jorndt	1,656,139	(3)(5)(7)	*

David W. Bernauer	430,598	(3)(4)(7)	*

William C. Foote	15,443	(13)	*

James J. Howard	41,199	(13)	*

Jerome B. Karlin	246,111	(3)(7)	*

Alan G. McNally	14,861	(13)	*

Roger L. Polark	313,403	(3)(6)(7)	*

Cordell Reed	22,584	(13)	*

Jeffrey A. Rein	89,172	(3)(7)(9)	*

David Y. Schwartz	8,062	(11)(13)	*

John B. Schwemm	49,478	(8)	*

Marilou M. von Ferstel	22,018	(10)(13)	*

Charles R. Walgreen III	3,722,203	(1)(2)(7)	*

All Directors and executive officers as a group (26 individuals)	10,001,791	(3)(7)(12)(13)	0.98%

*	Each individual owns less than 1% of the Company’s common stock.

(1)	Included in the table for Mr. Walgreen III are 54,978 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest. These shares are listed pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934.

(2)	Does not include 2,293 shares owned by Mr. Walgreen III’s wife, 134,030 shares held in trust for her benefit, and 86,625 shares owned by other family members. These shares are noted pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr. Walgreen III disclaims any beneficial interest in these shares.

(3)	Includes shares granted pursuant to the Walgreen Restricted Performance Share Plan as follows: Mr. Jorndt, 27,404 shares; Mr. Bernauer, 13,175 shares; Mr. Karlin, 7,167 shares; Mr. Polark, 6,004 shares and Mr. Rein, 4,443 shares; all Directors and executive officers as a group, 167,097 shares.

(4)	Does not include 40,000 shares owned by Mr. Bernauer’s wife. Mr. Bernauer disclaims any beneficial interest in such shares.

(5)	Does not include 116,999 shares owned by Mr. Jorndt’s wife. Mr. Jorndt disclaims any beneficial interest in such shares.

(6)	Does not include 8,175 shares owned by Mr. Polark’s wife and 660 shares for which Mr. Polark is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Polark disclaims any beneficial interest in these shares.

(7)	Includes shares of stock that may be acquired within 60 days after November 18, 2002, by exercise of stock options as follows: Mr. Jorndt, 1,213,539 shares; Mr. Bernauer, 303,352 shares; Mr. Karlin, 168,429 shares; Mr. Polark, 223,728 shares; Mr. Rein, 54,562 shares; Mr. Walgreen III, 218,950 shares; all Directors and executive officers as a group, 3,314,501 shares.

(8)	Does not include 4,800 shares owned by Mr. Schwemm’s wife. Mr. Schwemm disclaims any beneficial interest in these shares.

(9)	Does not include 16 shares owned by Mr. Rein’s wife and 600 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(10)	Does not include 4,000 shares owned by Ms. von Ferstel’s husband and 200 shares for which Ms. von Ferstel is custodian under the Illinois Uniform Transfer to Minors Act. Ms. von Ferstel disclaims any beneficial interest in these shares.

(11)	Does not include 1,090 shares owned by Mr. Schwartz’ wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(12)	Includes 5,203,210 shares held by family members of executive officers or owned by trusts for which executive officers serve as trustees, the beneficial ownership of which has been disclaimed by such officers in reports filed with the Securities and Exchange Commission.

(13)	Does not include deferred stock units granted pursuant to the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 8,094 units; Mr. Howard, 8,436 units; Mr. McNally, 4,276 units; Mr. Reed, 2,288 units; Mr. Schwartz, 3,485 units; and Ms. von Ferstel, 2,288 units.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 2002, except that Gregory D. Wasson filed the Form 3 Initial Statement of Beneficial Ownership of Securities late.

Executive Compensation

Summary Compensation Table

      The following table summarizes the compensation of the Company’s Chief Executive Officer, and the next four most highly compensated executive officers for the last three fiscal years.

		Annual Compensation

				Other
				Annual
				Compen-
Name and Principal Position	Year	Salary($)(1)	Bonus($)(1)	sation($)

L. Daniel Jorndt	2002	1,158,333	752,310	22,055
Chairman of the Board and	2001	1,041,667	581,462	19,813
former Chief Executive Officer	2000	950,000	543,115	86,513
David W. Bernauer	2002	763,000	490,323	8,858
Chief Executive Officer	2001	604,667	332,066	7,409
and President	2000	516,667	289,268	28,197
Jerome B. Karlin	2002	392,583	244,848	5,725
Executive Vice President	2001	366,333	196,049	5,883
	2000	337,500	184,313	25,435
Roger L. Polark	2002	347,573	226,568	36,693
Senior Vice President and	2001	335,000	178,167	26,488
Chief Financial Officer	2000	306,667	166,250	18,375
Jeffrey A. Rein	2002	368,000	228,556	5,079
Executive Vice President	2001	271,333	141,832	3,692
	2000	190,000	97,907	8,445

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards		Payouts

		Securities
	Restricted	Underlying		All Other
	Stock	Options	LTIP	Compensation
Name and Principal Position	Award(s)($)(2)	(#)	Payouts($)	($)(3)

L. Daniel Jorndt	413,471	156,477	0	735,336
Chairman of the Board and	293,278	398,288	0	601,255
former Chief Executive Officer	248,709	155,255	0	588,341
David W. Bernauer	213,039	292,045	0	359,988
Chief Executive Officer	144,749	66,920	0	299,195
and President	124,331	67,924	0	258,531
Jerome B. Karlin	102,226	33,013	0	198,605
Executive Vice President	74,002	31,939	0	193,425
	79,580	41,401	0	191,147
Roger L. Polark	82,921	25,109	0	167,613
Senior Vice President and	59,208	23,954	0	154,247
Chief Financial Officer	64,090	31,266	0	156,646
Jeffrey A. Rein	83,264	26,899	0	134,858
Executive Vice President	37,576	19,483	0	80,892
	37,564	18,328	0	72,518

(1)	Includes amounts earned in fiscal year, whether or not deferred

(2)	All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures are provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 2002 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Both the cash and stock awards vest in equal amounts over a four-year period. The total number of restricted shares and their aggregate market value at August 31, 2002: Mr. Jorndt, 27,404 shares valued at $952,289; Mr. Bernauer, 13,175 shares valued at $457,831; Mr. Karlin, 7,167 shares valued at $249,053; Mr. Polark, 6,004 shares valued at $208,639; and Mr. Rein, 4,443 shares valued at $154,394. The aggregate market value is based on the fair market value of common stock as of August 31, 2002 of $34.75. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common stock.

(3)	Detail of the amounts reported in the All Other Compensation column for 2002 is provided in the table below. Split-dollar life insurance represents the actuarial value of the benefit to the executive of the current year’s insurance premium paid by the Company in excess of that required to fund the death benefit under the policy. Cumulative net split-dollar life insurance premiums paid are recovered by the Company after retirement. The split dollar life insurance benefit terminated on October 31, 2001 and was replaced with a term life insurance benefit.

	Mr.	Mr.	Mr.	Mr.	Mr.
Item	Jorndt	Bernauer	Karlin	Polark	Rein

Split-Dollar Life Insurance	0	0	0	0	0

Term Life Insurance	28,652	11,836	8,793	3,031	2,714

Above-Market Interest Earned on Deferred Compensation	71,895	15,066	19,595	10,003	2,934

Profit-Sharing Retirement Plan	9,136	9,136	9,136	9,136	9,136

Profit-Sharing Restoration Plan	212,148	110,904	58,847	62,488	36,741

Restricted Performance Share Plan Cash Award	413,505	213,046	102,234	82,955	83,333

Total	735,336	359,988	198,605	167,613	134,858

Option Grants in Last Fiscal Year

      The following table sets forth certain information regarding options granted to the named executive officers during the Company’s last fiscal year.

Individual Grants

		% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or		Grant Date
	Options	Employees	Base Price	Expiration	Present Value
Name	Granted (#)	in Fiscal Year(1)	($/Sh)(2)	Date	($)(3)

L. Daniel Jorndt	156,477	5.42%	$34.35	09/01/2011	2,122,239

David W. Bernauer	73,711	2.55%	$34.35	09/01/2011	999,714
	218,334	7.56%	$34.77	01/09/2012	3,022,070

Jerome B. Karlin	33,013	1.14%	$34.35	09/01/2011	447,743

Roger L. Polark	25,109	0.87%	$34.35	09/01/2011	340,544

Jeffrey A. Rein	26,899	0.93%	$34.35	09/01/2011	364,821

(1)	Based on 2,886,365 options granted to all employees during the fiscal year.

(2)	Fair market value on the date of grant. Options are not exercisable until September 1, 2004. For the grant of 218,334 shares to Mr. Bernauer (made January 9, 2002), the options are not exercisable until January 9, 2005.

(3)	Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 27.58%, representing the annual variance in the daily percentage change in the price of the Company’s common stock over a seven-year period prior to the date of grant; a risk-free interest rate of 4.74% (4.89% in the case of Mr. Bernauer’s January 9, 2002 grant), representing the treasury bill rate for the expected term of the option; an average expected term of 7 years; and an annual cash dividend yield of 0.21% (0.22% in the case of Mr. Bernauer’s January 9, 2002 grant). The Company’s use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company’s common stock on the date of exercise as compared to the exercise price of the option.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      The following table provides information regarding stock option exercises by the named executive officers during fiscal 2002, as well as the assumed value at August 31, 2002, of unexercised options held by such officers.

			Number of Securities
			Underlying Unexercised
	Shares		Options at Fiscal Year-End (#)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable

L. Daniel Jorndt	0	0	1,058,284	1,110,020

David W. Bernauer	25,792	741,465	235,428	426,889

Jerome B. Karlin	25,792	866,692	127,028	106,353

Roger L. Polark	0	0	192,462	80,329

Jeffrey A. Rein	9,816	297,948	36,234	64,710

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Value of
	Unexercised In-the-Money
	Options at
	Fiscal Year-End ($)(1)

Name	Exercisable	Unexercisable

L. Daniel Jorndt	28,465,417	10,200,767

David W. Bernauer	6,040,190	940,331

Jerome B. Karlin	3,102,012	551,790

Roger L. Polark	5,076,855	416,470

Jeffrey A. Rein	754,170	251,194

(1)	Based on the fair market value of Company common stock as of August 31, 2002 of $34.75.

Employment Agreements

      The Company has employment agreements (the “Agreements”) with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a Change of Control (as defined in the Agreements).

      In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he or she will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment consisting of the employee’s base salary through the date of termination, a proportionate bonus based upon the employee’s annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the employment period under the Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the employment period and the actuarial equivalent of the employee’s actual retirement benefits. In addition, for the remainder of the employment period, the employee is entitled to continued employee welfare benefits. The resignation of any of these individuals during the thirty-day period following the first anniversary of the effective date of a Change of Control shall be deemed to be for Good Reason.

      The Agreement between the Company and Mr. Jorndt, as amended in October 2002, also provides that, upon termination of his employment, the Company will enter into a consulting agreement, consistent with the Company’s past practice, providing him with 150% of his base salary in effect at retirement over a three-year term for consulting services.

Equity Compensation Plans

      The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2002. The following equity compensation plans were approved by shareholders: Executive Stock Option Plan, 1982 Employees Stock Purchase Plan and the Restricted Performance Share Plan. The following equity compensation plans were not approved by shareholders: Stock Purchase/Option Plan (Share Wal-

greens), the grant made to substantially all employees in conjunction with the opening of the Company’s 3000th store (Option 3000), and the Walgreen Co. Broad Based Employee Stock Option Plan.

			C. Number of securities
	A. Number of securities		remaining available for
	to be issued upon		future issuance under
	exercise of outstanding	B. Weighted-average	equity compensation plans
	options, warrants	exercise price of outstanding	(excluding securities
Plan category	and rights	options, warrants and rights	reflected in column A)

Equity compensation plans approved by security holders	14,531,538	$18.46	54,229,237

Equity compensation plans not approved by security holders(1)	19,769,497	$25.22	61,851,250

Total	34,301,035	$22.35	116,080,487

(1)	Share Walgreens is a stock purchase/stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to 10% of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive one to three options to purchase additional stock at a fixed price. The determination of the number of options is a function of the degree to which the Company attains preestablished performance goals. The option price equals the lesser of:(a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period. However, in no event shall the option price be more than 15% lower than the fair market value on the last trading day of the window period. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period. Unexercised options will expire 10 years after the date of the grant. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock.

Walgreen Co. Option 3000 Plan is an incentive compensation plan that permits the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from 75 to 500 options based on the employee’s years of service on the date of the grant. The option price is $29.1875, the closing price of a share of common stock on May 11, 2000. The options will vest and become exercisable on May 11, 2003, and any unexercised options shall expire on May 10, 2010. There are currently outstanding options for an aggregate of 10,118,050 shares.

Walgreen Co. Broad Based Employee Stock Option Plan is a stock option plan adopted on July 10, 2002 in order to celebrate the achievement of store opening milestones and the efforts of the Company’s employees in the achievement of such milestones and to encourage the Company’s employees to devote their continued best efforts to the business and affairs of the Company. The Compensation Committee shall determine the eligibility of all employees who are employed by the Company as of the designated date of the event giving rise to such grant of options. The number of options which will be granted for any subsequent award shall be determined by the Compensation Committee. The option price for each grant shall be equal to the closing price of a share of common stock on the designated grant date. Except as may be otherwise determined by the Committee, each option shall vest three years after the date of the grant, and all unexercised options shall expire ten years after the date of the grant. Options may be granted for an aggregate of 15 million shares of Company common stock.

      The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the performance graph that follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

Compensation Committee Report on Executive Compensation

      This report describes the Company’s executive compensation program and the basis on which fiscal year 2002 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors.

      To ensure the program is administered in an objective manner, the Committee is comprised entirely of independent directors. Further, Committee members have no “interlocking” relationships as defined by the Securities and Exchange Commission.

      The duties of the Committee include determining the base salary levels for all executive officers as well as the design of awards in connection with all other elements of the executive pay program. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

Compensation Policy and Overall Objectives

      In developing recommendations and making determinations regarding the amount and composition of executive compensation, the Committee’s goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company’s executives to the interests of the Company’s shareholders. In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation.

      The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

      Competitive market data is provided by an outside compensation consultant. The data provided compares the Company’s compensation practices to those of a group of comparator companies. The Company’s market for compensation comparison purposes is comprised of a group of companies that have business operations in the retail drug industry, as well as companies having operations within broader retail and wholesale industries. In addition, the Committee considers companies that have similar sales volumes, market capitalizations and employment levels.

      In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above.

      The companies chosen for the comparator group used for compensation purposes are not the same companies that comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

      The key elements of the Company’s executive compensation are base salary, annual bonuses, and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including severance plans, insurance, and other benefits.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose.

Base Salaries

      The Committee regularly reviews each executive’s base salary. The base salary ranges of the Company’s executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the group of comparator companies selected for compensation comparison purposes.

      Base salaries for executives are initially determined by evaluating executives’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Increases to base salaries are driven primarily by performance, evaluated based on sustained levels of contribution to the Company.

      The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors, and makes base pay recommendations that reflect the Committee’s analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

      As reflected in the Summary Compensation Table, Mr. Jorndt’s salary was increased in 2002 by $116,666 (11.2%) and Mr. Bernauer’s salary was increased by $158,333 (26.2%). In determining Mr. Jorndt’s and Mr. Bernauer’s base salaries for 2002, the Committee considered the Company’s financial performance for the prior year and over an extended period of time, Mr. Jorndt’s and Mr. Bernauer’s respective individual performances, their respective responsibilities as Chairman, and Chief Executive Officer and President, and their long-term contributions to the success of the Company. In Mr. Bernauer’s case, his increase also reflects his appointment to the position of Chief Executive Officer in January, 2002. The Committee also compared Mr. Jorndt’s and Mr. Bernauer’s base salaries and total compensation to the base salaries and total compensation of chief executive officers at comparator companies.

Annual Bonuses

      The Walgreen Management Incentive Plan (the “Annual Plan”) promotes the Company’s pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

      Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all participants.

      Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, executives’ opportunities to earn bonuses correspond to the degree to which the preestablished goals are achieved.

      Target bonus awards for the named executive officers are established at levels which are consistent with marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives. In 2002, Mr. Jorndt’s bonus represented 64.9% of his salary. This resulted in a bonus award under the Annual Plan of $752,310. Mr. Bernauer’s bonus represented 64.3% of his salary and resulted in a bonus award under the Annual Plan of $490,323.

Long-Term Incentives

      Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

      In keeping with the Company’s commitment to provide a total compensation package that includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company’s financial performance in the prior year, executives’ levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

      Restricted Performance Share Plan: The Plan provides for contingent grants of restricted common stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions are determined by the Compensation Committee.

      The performance requirements are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted common stock and restricted cash awards earned for the performance period ending August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

      Based on the achievement of results that exceeded the threshold annual FIFO earnings goals and met the Company’s return on invested capital standard, Mr. Jorndt was granted 12,037 restricted performance shares and $413,505 restricted cash and Mr. Bernauer was granted 6,202 restricted performance shares and $213,046 restricted cash for fiscal 2002. Grant levels are established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies.

      Executive Stock Option Plan: Stock options are granted periodically to the Company’s executives at the discretion of the Committee to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of long-term incentive pay under the Company’s long-term compensation programs.

      Stock options are granted at an option price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options reflected in the Summary Compensation Table are subject to a 36-month vesting period. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

      On September 1, 2001, Mr. Jorndt received an option to purchase 156,477 shares at the fair market value of shares on the date of grant and Mr. Bernauer received an option to purchase 73,711 shares at the fair market value of shares on the date of the grant. This grant was established by comparison to 50th percentile long-term incentive grants at comparator companies. Also, in January 2002, Mr. Bernauer became Chief Executive Officer of the Company. In connection with Mr. Bernauer’s appointment and recognizing the significant role Mr. Bernauer will play in the future performance of the Company, the Committee approved a special stock option award of 218,334 shares for Mr. Bernauer at the fair market value of shares on January 9, 2002, the date of the grant. The Committee believes that these equity interests provide a strong link to the interests of shareholders.

Cordell Reed, Chairman
James J. Howard
John B. Schwemm

Audit Committee Report

      The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent public auditor, the matters required to be discussed by the Statement on Auditing Standards No. 61;

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence.

      In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2002.

John B. Schwemm, Chairman
William C. Foote
David Y. Schwartz
Marilou M. von Ferstel

Comparison of Five-Year Cumulative Total Return

      The following graph compares the five-year cumulative total return of the Company’s common stock with the Value Line Pharmacy Services Industry Peer Group and the S&P 500 Stock Index. The graph assumes a $100 investment made August 31, 1997, and the reinvestment of all dividends.

	Dollar Value of Investment at August 31

	1997	1998	1999	2000	2001	2002

Walgreen Co. Common	$100	$143	$174	$248	$260	$264

Peer Group	$100	$124	$128	$142	$160	$144

S & P 500	$100	$108	$151	$176	$133	$109

Independent Public Accountants

      On April 9, 2002, the Board of Directors adopted the recommendation of the Audit Committee and dismissed Arthur Andersen LLP (“Andersen”) as its independent public auditor. Andersen’s reports on the

Company’s consolidated financial statements for each of the fiscal years ended August 31, 2000 and August 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended August 31, 2000 and August 31, 2001, and through the date hereof, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934. On May 9, 2002, the Board of Directors appointed Deloitte & Touche LLP to serve as the independent public auditor for the Company and its subsidiary corporations for the fiscal year ended August 31, 2002. On October 9, 2002, the Board appointed Deloitte & Touche LLP to serve as the independent public auditor for the Company and its subsidiary corporations for the fiscal year ending August 31, 2003. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

      In fiscal 2002, the fees billed to the Company by Deloitte & Touche LLP, for services provided subsequent to its appointment, were: Audit Fees— $455,000; and All Other Fees (primarily for tax-related services)— $371,000. The Audit Committee has considered whether the provision of nonaudit services by Deloitte & Touche LLP during fiscal year 2002 is compatible with maintaining auditor independence.

Proposal to Amend the Walgreen Co.

1982 Employees Stock Purchase Plan

      At the Company’s January 12, 1983 Annual Meeting, the shareholders approved the Walgreen Co. 1982 Employees Stock Purchase Plan (the “Plan”). On July 10, 2002, the Board of Directors approved and now recommends shareholder approval of an amendment to the Plan to increase the number of shares of common stock authorized for issuance under the Plan to 74,000,000 shares from the 64,000,000 shares presently authorized under the Plan. The Plan is designed to assist employees of the Company in acquiring shares of the Company’s common stock as an investment over a period of years. At the time the Plan was originally approved, it provided for a maximum of 1,000,000 shares. As a result of stock splits, the maximum number of shares available has been adjusted to 64,000,000. Currently, 2,269,509 shares remain available for purchase under the Plan. The Plan amendment will be effective as of January 9, 2003, if a majority of the outstanding shares of the Company’s common stock represented at the Meeting is voted in favor of the amendment.

      A summary of the Plan follows.

      The Plan provides that participating employees may purchase shares of the Company’s common stock at 90% of the fair market value in an amount up to 25% of the employee’s salary, up to $25,000 annually. A participating employee may elect to pay for the purchase of stock by a payroll deduction, a cash contribution or, in the case of non-officer employees, a cash contribution funded by a loan from the Company, or any combination of the above. The shares so purchased are then entered in the employee’s account on the records of the Plan administrator. Cash dividends accruing on shares in an employee’s account are reinvested in the purchase of common stock of the Company at the then prevailing price on the open market or are used to pay the outstanding indebtedness if the employee has purchased the stock through the stock loan program. An employee must hold the stock for ninety days after making a cash purchase.

      Rights granted under the Plan are not transferable by a participating employee other than by will or under the laws of descent and distribution and are exercisable only by the employee during his or her lifetime.

      The Plan is administered by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is eligible to participate in the Plan.

      The Board of Directors has the power to amend or terminate the Plan at any time, but may not, without the approval of a majority of the shares of common stock of the Company represented and entitled to vote at a shareholders meeting, increase or decrease the shares authorized for issuance under the Plan, decrease the purchase price per share or change the designation of the Company’s subsidiaries that are participating in the Plan.

      It is not possible to determine how many eligible employees will participate in the Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of common stock that will be distributed under the Plan. Directors do not participate in the Plan. In fiscal year 2002, 1,220,473 shares of the Company’s common stock were purchased under the Plan. In fiscal 2002, executive officers as a group purchased 2,157 shares of common stock under the Plan, having a value of $74,955.75, based on the fair market value of Company common stock as of August 31, 2002 of $34.75. In fiscal 2002, employees as a group (other than executive officers) purchased 1,218,316 shares of common stock under the Plan, having a value of $42,336,481, based on the fair market value of Company common stock as of August 31, 2002 of $34.75.

      Rights to purchase shares granted pursuant to the Plan are designed to comply with Section 423 of the Internal Revenue Code of 1986, as amended. The Plan has the following tax consequences:

      No income results to a participant upon the granting or exercise of these rights. If a participant holds shares of common stock at least two years after the date of grant and one year after the date the shares are transferred to him or her, or dies holding the shares, the participant recognizes, in the year of disposition or death, ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the stock at the time of disposition or death over the price paid upon exercise of the right, or (b) the excess of the fair market value of the stock at the time the right was granted over the price paid upon exercise of the right. Any further gain is taxed as long-term capital gain. If the sales price is less than the price paid upon exercise of the right, a participant will have no ordinary income and a long-term capital loss.

      If the common stock acquired is not held by the participant for two years after the date of purchase and one year after the transfer of the shares to him or her, the participant recognizes, in the year of disposition, ordinary income equal to the difference between the fair market value of the stock on the date of purchase and the price paid. The difference between the amount realized from the sale and the fair market value on the date of exercise of the right is taxed as a long-term or short-term capital gain or loss depending on the participant’s holding period for the shares. The Company is allowed a deduction against income in the year in which such a premature disposition occurs for the amount of ordinary income includable by the participant.

      Sixty percent of any long-term capital gain on the sale of stock purchased under the Plan would be an item of tax preference for purposes of the alternative minimum tax.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AMENDMENT TO THE WALGREEN CO. 1982 EMPLOYEES STOCK PURCHASE PLAN.

      The affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes are not considered votes cast and will not effect the outcome of the vote.

Shareholder Proposal

      Jerry J. O’Connor, as Trustee of the International Brotherhood of Electrical Workers’ Pension Benefit Fund (“IBEW”) 1125 Fifteenth Street, N.W., Washington, D.C. 20005, the beneficial holder of 62,500 shares of the Company’s common stock, has given notice of the IBEW’s intention to introduce the following resolution at the Annual Meeting:

      RESOLVED: That the stockholders of Walgreen (“Company”), request the Board of Directors to redeem the shareholder rights plan that was adopted in 1986 and renewed in 1996; unless such issuance is approved by a majority vote of shareholders, to be held as soon as may be practicable.

Shareholder’s Supporting Statement:

      In 1986 our Company’s Board of Directors adopted, without shareholder approval, a shareholder rights agreement; also known as a “poison pill”. These rights are a type of anti-takeover device that reduces management accountability and adversely affects shareholder value by discouraging takeovers that could be beneficial to shareholders.

      Although management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon.

      In their book, Power and Accountability, Nell Minow and Robert Monks write that poison pills “amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

      Furthermore, the Council of Institutional Investors (CII), whose membership represents nearly $2 trillion dollars of pension assets, calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

      As long-term shareholders in Walgreens, we urge you to vote for this proposal.

The Company’s Response:

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Company adopted the Shareholder Rights Agreement to protect shareholder value for all shareholders.

      The Company’s shareholder rights agreement was first adopted in 1986 and renewed in 1996 as a tool for the preservation and maximization of the Company’s value for all shareholders. An abusive takeover of the Company, against which the shareholder rights agreement protects, has great potential to detrimentally impact shareholders by enabling some shareholders to receive more favorable treatment at the expense of others. The IBEW acknowledges in its supporting statement that the Company should have appropriate tools to protect shareholder value from abusive takeovers. The shareholder rights agreement is just such a tool.

The Shareholder Rights Agreement does not prevent potential purchasers from making offers that would be in the best interest of the Company and protect shareholder value for all shareholders.

      The type of takeovers that may be prevented by the shareholder rights agreement are abusive takeovers that include “creeping” acquisitions of the Company’s stock in the open market, hostile tender offers made at less than fair price, partial and two-tiered tender offers that discriminate among shareholders, and other abusive practices that can be used to deprive shareholders of the ability to get a fair price for all of their shares. Furthermore, the Company’s rights agreement provides that the Board may redeem the rights if it determines that an offer adequately reflects the value of the Company and is in the best interest of all shareholders.

      The shareholder rights agreement encourages potential purchasers to negotiate directly with the Directors, who are in the best position to review and evaluate each offer with an eye toward shareholder value and their fiduciary duty to protect it. The majority of the Company’s Directors are independent. They all are highly experienced in business and financial matters and are subject to re-election by the shareholders annually.

Shareholder rights agreements are common among Fortune 500 companies.

      The Company is not alone in adopting a shareholder rights agreement to protect its shareholders’ investment. According to the Investor Responsibility Research Center (IRRC), most shareholder rights agreements in place in Fortune 500 companies, were adopted by the boards of directors of those companies without shareholder approval. As of the end of 2001, 59.6 percent of S&P 500 companies had shareholder rights agreements in place. In 2001 alone, 217 new shareholder rights agreements were adopted and 48 expiring shareholder rights agreements were renewed. According to the IRRC, since shareholder rights agreements were first adopted in the mid 1980’s, the investor and academic communities have increasingly agreed that shareholder rights agreements provide important protection to companies trying to shield themselves from abusive takeovers.

Shareholder rights agreements have been shown to be economically beneficial to shareholders.

      The IBEW cites, as authority in its supporting statement, a book by Nell Minow and Robert Monks that was published in 1991, arguing that shareholder rights agreements are potentially economically detrimental to shareholders. However, more recent studies serve to validate the economic benefits of shareholder rights agreements to shareholders. A 1997 study by Georgeson & Company Inc., a nationally recognized proxy solicitor and investor relations firm, found the following:

1.	In general, between 1992 and 1996 companies with shareholder rights agreements received significantly higher premiums (the difference between the market price of a share and the price paid by the acquirer), and in particular, large cap companies (with capitalization more than $1 billion) received a premium of 31.25%, compared with 25.30% for those without a shareholder rights agreement; and

2.	In 319 takeover transactions between 1992 and 1996, companies with shareholder rights agreements received $13 billion in additional premiums over those companies without shareholder rights agreements.

3.	During the period from 1992 through 1996, companies with shareholder rights agreements were less likely to defeat a takeover bid than companies without shareholder rights agreements. In fact, the study indicated that “deals actually were more likely to go through if the target company had a [poison] pill,” although at a higher premium.

      The Georgeson study concluded that, “our findings support the notion that poison pills are a mechanism that contributes to the goal of maximizing shareholder value.” Another study, by Professor G. William Schwert from the University of Rochester, published in December 2000, suggests that shareholder rights agreements act to increase the bargaining position of target companies without reducing the likelihood of a bid being made to the target company. In addition, a study by J.P. Morgan Securities in 1997 found that companies with a shareholder rights agreement received a 38% greater premium in takeover situations than companies without a shareholder rights agreement.

The Company’s stock has not been adversely affected by the Shareholder Rights Agreement.

      Opponents of shareholder rights plans have argued that such plans have an adverse affect on the company’s stock price. However, the performance of Walgreen Co.’s stock since the rights agreement was adopted in 1986 clearly refutes such a conclusion. Since August 29, 1986, the price of a share of Walgreen Co. common stock has increased 1,466%, significantly outperforming the S&P 500, which increased 262% during this same period. Looking at the Company’s stock performance another way, 100 shares of Walgreen Co. stock purchased for $3,550 in 1986 would, as of August 31, 2002, consist of 1,600 shares (after 4 stock splits) worth $55,600.

      For the foregoing reasons, the Board of Directors believes that retaining the shareholder rights agreement in place is in the best interest of all shareholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

      The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes are not considered votes cast and will not effect the outcome of the vote.

Shareholder Proposals and Director Nominations for 2004 Annual Meeting

      Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting they must be received by the Company no later than July 28, 2003. Such proposals should be directed to Walgreen Co., Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

      In addition, the Company’s By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an Annual Meeting. In general, notice must be received by the corporate Secretary on or after September 10, 2003 and not later than October 10, 2003. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company’s books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. If the Company receives notice of a shareholder proposal outside of this time frame, the individuals named in the proxies solicited by the Company’s Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

      Under the Company’s By-Laws, shareholders may nominate individuals for election to the Board of Directors at next year’s Annual Meeting by written notice to the corporate Secretary. The notice must meet all of the requirements discussed above for shareholder proposals. In addition, the notice should contain a statement that the nominee is willing to be nominated and to serve as a director if elected as well as any other information regarding the nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had the Company’s Board of Directors nominated that individual.

By order of the Board of Directors.

/s/ Julian A. Oettinger
JULIAN A. OETTINGER
Secretary

      The Company will furnish on written request and without charge, a copy of the Company’s 2002 Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto, to each person whose proxy is solicited and to each person representing that as of the record date for the meeting he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., Attention: Mr. John W. Gleeson, Treasurer, 200 Wilmot Road, Deerfield, Illinois 60015.

WALGREEN CO.
1982 EMPLOYEES STOCK PURCHASE PLAN

WALGREEN CO.

1982 EMPLOYEES STOCK PURCHASE PLAN

     1.     Definitions. Whenever used in the Plan, the words and phrases defined in this Section 1 shall have the following meaning unless a different meaning is clearly required by the context of the Plan, and when the defined meaning is intended the term is capitalized.

(a)	“Administrator” means the person selected by the Committee (who may be an officer or employee of the Company) to operate the Plan, perform day-to-day administration of the Plan and maintain records of the Plan.

(b)	“Authorization Form” means an Employee’s payroll deduction authorization form, containing such terms and provisions as may be authorized by the Administrator.

(c)	“Board of Directors” or “Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1954, as amended.

(e)	“Committee” means the Compensation Committee consisting of three or more members of the Board, designated by the Board to have the general responsibility for the administration of the Plan. Members of the Committee shall not be eligible to participate in the Plan.

(f)	“Company” means Walgreen Co., an Illinois corporation.

(g)	“Compensation” means, for any Participant for any payroll period, the larger of (i) his total earnings received for such payroll period as reportable on Internal Revenue Service Form W-2 or (ii) the amount that would be applicable to him for such payroll period under federal minimum wage laws.

(h)	“Date of Grant” shall be the first day of each Option Period.

(i)	“Employee” means an employee of an Employer who meets the eligibility requirements in Section 7 of this Plan.

(j)	“Employer” or “Participating Employer” means the Company and any Subsidiary of the Company which is designated by the Board as a participating employer under the Plan.

(k)	“Grantee” means an Employee to whom an Option is granted under the Plan.

(1)	“Option” or “Options” means a right or rights to purchase Stock under the Plan.

(m)	“Option Period” means the one-month period commencing on the day following any Purchase Date and ending at the close of the next Purchase Date.

(n)	“Participant” means any Employee who has elected to participate in the Plan in accordance with Section 8 of this Plan.

(o)	“Plan” means the Walgreen Co. 1982 Employees Stock Purchase Plan, as amended and in effect from time to time.

(p)	“Purchase Date” means the last trading day of each month in which any payroll deductions are made under the Plan.

(q)	“Purchase Price” means the purchase price of Stock determined under Section 11 of this Plan.

(r)	“Stock” means the common stock of the Company, par value $1.25.

(s)	“Subsidiary” means a corporation 50% or more of the voting stock of which is owned either directly or indirectly by the Company.

Except when otherwise indicated by the context, any masculine terminology herein shall also include the feminine and neuter, and the definition of any term herein in the singular may also include the plural.

     2. Effective Date. The 1982 Employees Stock Purchase Plan is hereby established by the Company effective as of October 13, 1982, subject to ratification by the shareholders of the Company as provided herein.

     3.     Purpose. The Plan is designed to assist Employees of the Company and its designated Subsidiaries in acquiring the Company’s Stock as an investment over a period of years on a tax-advantageous basis.

     4.     Administration. The Board hereby designates the Compensation Committee which shall be responsible for maintaining and operating the Plan. The Committee shall be responsible for selecting an Administrator. The Company shall pay all expenses of administering the Plan, including but not limited to brokerage commissions.

     5.     Shares in the Plan. The aggregate number of shares of Stock of the Company for which Options may be granted under the Plan shall not exceed 1,000,000 shares, subject to adjustment in accordance with Section 17 below. The shares of Stock involved in any unexercised portion of any terminated Option may again be subjected to Options granted under the Plan. Shares of Stock under the Plan may consist of shares which have been purchased in the open market by the Administrator on behalf of the Plan and its Participants, or authorized but heretofore unissued shares, treasury shares, or shares reacquired by the Company.

     6.     Participating Employers. The Company and any Subsidiary of the Company designated by the Board.

     7.     Eligibility. Any Employee who has completed one year of employment with an Employer in which he has at least 1,000 hours of service shall be eligible to become a Participant in the Plan, in accordance with such rules as may be prescribed by the Committee.

No Employee may be granted an Option hereunder if immediately after the Option is granted such Employee owns 5% or more of the total combined voting power or value of the stock of the Company or any Subsidiary. For the purposes thereof, the attribution rules of section 425(d) of the Code shall apply in determining the Stock ownership of an Employee, and the Stock which he may purchase under outstanding options under any plan maintained by the Company shall be treated as Stock owned by the Employee.

     8.     Participation. A person who is an Employee on the first day of an Option Period may become a Participant in the Plan by completing and forwarding an Authorization Form to the Administrator. The form will authorize a regular payroll deduction from the Employee’s Compensation. Additional cash contributions may be permitted if, and to the extent, permitted by the Committee; provided, however, that in no event shall combined total payroll deductions and cash contributions exceed 10% of the Participant’s annual Compensation earned through the end of such Option Period. An Employee may not borrow to purchase Stock or otherwise finance the purchase of Stock under the Plan.

     9.     Payroll Deductions. An Employee may, in accordance with rules adopted by the Committee, authorize a payroll deduction of any whole percentage from 1% to 10% of his Compensation each pay period, or a payroll deduction of a fixed dollar amount each pay period not in excess of 10% of his Compensation; provided, however, that a Participant’s payroll deduction shall be at least $13.00 each month.

Notwithstanding the foregoing, no Employee may be granted an Option which permits his rights to purchase Stock under this Plan and any other tax-qualified employee stock purchase plan of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000.00 of fair market value (as determined under Section 11 of the Plan) of such Stock for each calendar year in which the Option is outstanding at any time.

     10.     Deduction Changes and Discontinuance. A Participant may increase or decrease his payroll deduction at any time but not more frequently than once each six months, by filing a new

Authorization Form with the Administrator. Once an Employee has elected to participate, he may not discontinue his payroll deductions until six months thereafter, except as provided in Section 15 of this Plan.

     11.     Purchase Price. The Purchase Price of Stock purchased pursuant to the exercise of an Option for any Option Period shall be equal to 90% of the closing market price of the Company’s Stock on the New York Stock Exchange on the Purchase Date for such Option Period.

     12.     Manner of Purchasing Stock. The Administrator shall establish an account in the name of each Participant in the Plan. A Participant’s payroll deductions shall be credited to his account shall be accumulated in his account without interest and shall be applied as of each Purchase Date to purchase at the Purchase Price for such date the maximum number of whole and fractional shares of Stock that may be purchased with such funds. Funds in a Participant’s account may not be withdrawn except as provided in Section 15.

If a Participant’s account contains sufficient funds to purchase shares of Stock as of any Purchase Date, he shall be deemed to have exercised an Option to purchase Stock at the Purchase Price for such date. As of the Purchase Date, a Participant’s entitlement to such share or shares of Stock shall be appropriately noted on the records of the Administrator. To the extent that an Option is not exercised between the Date of Grant and the end of an Option Period, the Option shall terminate.

Upon any purchase of Stock in the open market pursuant to the Plan, the Company shall pay all additional costs of acquiring such Stock.

     13.     Issuance of Stock Certificates and Shareholder Rights. The Administrator shall cause Stock certificates representing the number of whole shares purchased by each Participant to be issued upon request of the Participant, but not more than one request may be made each calendar quarter. None of the rights or privileges of a shareholder of the Company shall exist with respect to Stock purchased under the Plan unless and until the Participant shall become the beneficial owner of such Stock on the records of the Administrator.

The Administrator shall promptly reinvest cash dividends paid on Stock accruing to each Participant’s account in the purchase of Stock at the prevailing market price on the open market.

     14.     Registration of Certificates. The Stock certificate, when issued, will be registered only in the name of the Participant, or, if his Authorization Form so specifies, in the name of the Participant and any other person as joint tenants with right of survivorship. No other names may be included in the Stock registration.

     15.     Rights on Retirement, Death or Termination of Employment. In the event of a Participant’s retirement, death or termination of employment, the balance in his account shall be distributed to the Participant, or in the event of his death (i) to the executor or administrator of his estate, or (ii) if none, to his heirs in accordance with the laws of descent and distribution.

     16.     Rights Not Transferable. Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution, and are exercisable only by him during his lifetime.

     17.     Changes in Capital Structure. In the event of any change in the structure of shares of Stock, including but not limited to a stock dividend, stock split, recapitalization,

reclassification, subdivision or combination of shares of Stock, the number of shares of Stock approved for this Plan shall be appropriately increased or decreased, and such other action shall be taken as deemed equitable by the Committee to give proper effect to such event, including appropriate revision in the Purchase Price.

     18.     No Repurchase of Stock by Company. The Company will be under no obligation to repurchase from any Participant any shares of Stock he has acquired under the Plan.

     19.     Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend the Plan in any respect, including but not limited to any amendments as may be necessary or advisable to maintain the Plan as an employee stock purchase plan meeting the requirements of section 423 of the Code; provided, however, that without the approval of a majority of the shares of Stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (a) increasing or decreasing the number of shares approved for this Plan, other than that provided in Section 17 of this Plan, (b) decreasing the Purchase Price per share or (c) changing the designation of Subsidiaries that are Employers under the Plan.

     20.     Termination of the Plan. While it is intended that the Plan remain in effect indefinitely, the Board of Directors may terminate the Plan at any time in its discretion. The Plan shall be terminated by the Board of Directors if at any time the number of shares of Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements and the number of authorized shares is not increased to meet all prior purchase requirements at the next annual meeting of shareholders.

Upon termination of the Plan, the Administrator shall give notice thereof to Participants, and shall terminate all payroll deductions and apportion the remaining available shares of Stock among

Participants for purchase in accordance with the Plan in such manner as the Administrator may deem equitable. Cash balances in Participants’ accounts shall be refunded promptly.

     21.     Listing, Registration and Qualification of Shares. The granting of Options for, and the sale and delivery of, Stock under the Plan, shall be subject to the effecting by the Company of any listing, registration or qualification of the shares subject to that Option upon any securities exchange or under any federal or state law, or the obtaining of the consent or approval of any governmental regulatory body deemed necessary or desirable for the issue or purchase of the shares covered.

     22.     Shareholder Approval. The Plan shall be approved and ratified by the holders of a majority of shares of Stock of the Company then issued and outstanding and entitled to vote not later than October 12, 1983. If for any reason such approval is not given by such date, the Plan shall thereafter be null and void, all payroll deductions shall cease and the cash balances in Participants’ accounts shall be promptly distributed to them; provided, however, that any Stock certificates issued and delivered to Participants prior to such date shall remain the property of the Participants.

     23.     Employment Rights. Neither the establishment of the Plan, nor the grant of any Options thereunder nor the exercise thereof shall be deemed to give to an Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Employee at any time, nor shall it be deemed to give to the Employer the right to require the Employee to remain in its employ, nor shall it interfere with the Employee’s right to sever his employment at any time.

     24.     Income Tax Withholding. The Administrator may make appropriate provisions for withholding of federal income tax from a Participant’s Compensation in the event the Participant makes a disqualifying disposition (as defined in section 425 of the Code) of Stock acquired under the Plan.

     25.     Applicable Law. The Plan and all rights hereunder shall be governed, construed and administered in accordance with the laws of the State of Illinois and the laws of the United States.

AMENDMENT NUMBER 1 TO
WALGREEN CO. 1982 EMPLOYEES STOCK PURCHASE PLAN

     The Walgreen Co. 1982 Employee Stock Purchase Plan shall be and hereby is amended as follows:

1.	Section 1(g) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

"(g) ‘Compensation’ means for any Participant, the larger of, (i) his then base salary rate annualized plus the amount of any Company bonus-earned by the Participant in the immediately preceding calendar year, or (ii) total earnings projected to be reported on Internal Revenue Service form W-2 for the current calendar year by using actual year-to-date W-2 earnings plus the remaining months of the calendar year projected on the same basis as the most recent month’s W-2 base salary, or (iii) the earnings amount that would be applicable to him under Federal Minimum Wage laws for the current calendar year.”

2.	Section 1(m) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

"(m) ‘Option Period’ means the one-month period commencing on the day following the last trading day of any calendar month and ending on the last trading day of the next succeeding calendar month.”

3.	Section 1(p) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

"(p) ‘Purchase Date’ with respect to purchase made pursuant to the payroll deductions described under Section 8 of this Plan, means the last trading day of each month in which any payroll deductions are made under the Plan; with respect to purchases made pursuant to a cash contribution as described in Section 8 of this Plan, means the date on which the Employee exercises his option to purchase Stock under the Plan.”

4.	Section 8 of the Plan shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“8. ‘Participation’. A person who is an Employee on the first day of an Option Period may become a Participant in the Plan by completing and forwarding an Authorization Form to the Administrator. The form will authorize a regular payroll deduction from the Employee’s pay check. An Employee may also become a Participant by making periodic cash contributions to the extent permitted by the Committee; provided, however, that in no event shall the combined total payroll deductions and cash contributions annually exceed 25% of the Participant’s Compensation.

“Notwithstanding the foregoing, no Employee may be granted an Option which permits his rights to purchase Stock under this Plan and any other tax qualified employee Stock purchase plan of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000.00 of fair market value (as determined under Section 11 of the Plan) of such Stock for each calendar year in which the Option is outstanding at any time.”

5.	Section 9 of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

“9. ‘Payroll Deductions and Cash Contributions’. An Employee may, in accordance with the rules adopted by the Committee, authorize a payroll deduction of any whole percentage from 1% to 25% of his base salary each pay period; provided, however, that a Participant’s payroll deduction shall be at least in a minimum amount established in accordance with the rules adopted by the Committee.

“An Employee may, in accordance with the rules adopted by the Committee, make a cash contribution once per Option Period; provided, however, that each such cash contribution shall be no less than $250.00.

“Employees may apply to the Company for loans for the purpose of making cash contributions to acquire Stock as provided in Section 8 of this Plan. The Company is hereby authorized to make such loans, guarantee lines of credit and do such other things as may be necessary to either directly or indirectly grant loans to qualified Employees. At no time shall the total principal amount outstanding on any loans granted to an Employee pursuant to this Plan exceed 50% of the Employee’s then current base salary rate annualized. Such loans shall be at such terms, rates and conditions (including repayment provisions) as may be determined from time to time by the Committee.”

6.	Section 12 of the Plan shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“12. ‘Manner of Purchasing Stock’. With respect to those Employees who have authorized regular payroll deductions, the Administrator shall establish an account in the name of each Participant in the Plan. A Participant’s payroll deduction shall be credited to his account, shall be accumulated in his account without interest and shall be applied as of each Purchase Date to purchase at the Purchase Price for such date the maximum number of whole and fractional shares of Stock that may be purchased with such funds. Funds in the Participant’s account may not be withdrawn except as provided in Section 15.

“If a Participant’s account contains sufficient funds to purchase shares of Stock as of any Purchase Date, he shall be deemed to have exercised an Option to purchase Stock at the Purchase Price for such date. As of the Purchase Date, a Participant’s entitlement to such share or shares of Stock shall be appropriately noted on the records of the Administrator. To the extent that an Option is not exercised between the Date of Grant and the end of an Option Period, the Option shall terminate.

“With respect to a cash contribution the Administrator shall purchase at the Purchase Price for the applicable Purchase Date the maximum number of whole shares of Stock that may be purchased with such cash contribution. As of the Purchase Date, a Participant’s entitlement to such shares of Stock so acquired shall be appropriately noted on the records of the Administrator.

“Upon any purchase of Stock in the open market pursuant to the Plan, the Company shall pay all additional costs of acquiring such Stock.”

7.	Section 13 of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

“13. ‘Issuance of Stock Certificates and Shareholders Rights’. The Administrator shall cause Stock certificates representing the number of whole shares purchased by each Participant to be issued upon request of the Participant, but not more than one request may be made each calendar quarter. None of the rights or privileges of a shareholder of the Company shall exist with respect to Stock purchased under the Plan unless and until the Participant shall become the beneficial owner of such Stock on the records of the Administrator. The Company shall have the right and shall be authorized to retain, as collateral, Stock Certificates for any Stock purchased with a cash contribution for which an Employee has received a loan for the purchase of Stock pursuant to Section 9 of the Plan.

“The Administrator shall promptly reinvest cash dividends paid on Stock accruing to each Participant’s account in the purchase of Stock at the prevailing market price on the open market. If a Participant has received a loan for the purchase of Stock pursuant to Section 9 of the Plan the Administrator may apply dividends paid on such Stock to pay off the outstanding principal and any accrued interest on such loan.”

     This Amendment Number 1 shall be effective upon approval by the Board of Directors.

     In all other respects the Walgreen Co. 1982 Employees Stock Purchase Plan shall continue in full force and effect as written.

☐	Mark this box with an X if you have made changes
to your address details above.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints DAVID W. BERNAUER, JOHN B. SCHWEMM and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 8, 2003, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors and the amendment of the Employees Stock Purchase Plan, and AGAINST the shareholder proposal.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreen Co. encourages you to take advantage of new and convenient ways to vote your shares for proposals to be covered at the Annual Meeting of Shareholders. Please take this opportunity to use one of the three voting methods detailed below to vote your shares. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 10:00 a.m., Central Standard Time, on January 8, 2003.

	VOTE BY PHONE		VOTE VIA THE INTERNET		VOTE BY MAIL
•	Call toll-free 866-207-5345 using a touch-tone telephone to vote 24 hours a day, 7 days a week	•	24 hours a day, 7 days a week, at: www.computershare.com/us/proxy	•	Please vote, sign, date and return your proxy card using the enclosed postage-paid envelope.

•	Enter the Holder Account Number (excluding the letter C) and Proxy Access Number located below.	•	Enter the information requested on your computer screen, including the Holder Account Number and Proxy Access Number located below, then follow the voting instructions on the screen.

•	To vote as the Board of Directors recommends on ALL proposals: Press 1 When asked, please confirm your vote by pressing 1.

		•	While you are there, sign up to receive information on viewing your proxy materials on-line next year.

•	Otherwise, follow the telephone instructions.

HOLDER ACCOUNT NUMBER	PROXY ACCESS NUMBER

If you vote by telephone or via the Internet please do not mail your proxy card.
THANK YOU FOR VOTING

Use a black pen. Mark with an X inside the box as shown in this example	☒

Holder Account Number

Proxy — Walgreens

If you wish to vote in accordance with the Board of Directors recommendations, just sign below at C. You need not check any boxes.

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS

The Board of Directors recommends a vote FOR the listed nominees.

01 — David W. Bernauer	02 — William C. Foote	For all	Withhold all	For all Except*
03 — James J. Howard	04 — Alan G. McNally
05 — Cordell Reed	06 — Jeffrey A. Rein	☐	☐	☐
07 — David Y. Schwartz	08 — John B. Schwemm
09 — Marilou M. von Ferstel	10 — Charles R. Walgreen III				*(Except nominee(s) written above)

B Issues

The Board of Directors recommends a vote FOR Proposal 2.	The Board of Directors recommends a vote AGAINST Proposal 3.

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the amendment to the Walgreen Co. 1982 Employees Stock Purchase Plan.	☐	☐	☐	3.	I.B.E.W. Shareholder Proposal.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Please sign exactly as your name appears on the reverse side. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /

ADMISSION TICKET

This is your admission ticket to Walgreens Annual Meeting of Shareholders to be held January 8, 2003, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.